SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this "***Agreement***") is made as of May 10, 2019 (the "***Effective Date***"), by and between EWSD, LLC, a **limited liability company** existing and organized under the laws of the State of Delaware and doing business as SHI FARMS, having a place of business at 214 39th Lane, Pueblo, Colorado, 81006, ("***Supplier***"), and Mile High Labs, Inc., a corporation existing and organized under the laws of the State of Colorado, having a place of business at 1011 Walnut Street, Suite 200, Boulder, CO 80302 (hereinafter "***Buyer***")(Buyer and Supplier may be referred as the ***"Parties"*** or ***"Party"***).

W I T N E S S E T H:

WHEREAS, Buyer and Supplier have agreed to enter into this Agreement pursuant to which Supplier will grow, harvest and supply Products, as defined below, to Buyer (referred to below as **"Farming"**).

WHEREAS, Buyer will process Products from Supplier resulting in a finished product (the ***"Finished Products"***) (which activity shall be referred to as **"Production"**).

WHEREAS, both Supplier and Buyer will directly or indirectly engage in the co-branding, marketing, sales and distribution of the Finished Products into the marketplace (referred to below as **"Marketing and Sales"**).

NOW THEREFORE, in consideration of the premises and preamble, which are incorporated herein by reference, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. AGREEMENT TO PURCHASE AND SELL PRODUCTS

1.1 General. During the Term, Supplier hereby agrees to produce and sell to Buyer, and Buyer hereby agrees to purchase and accept from Supplier, such amounts of Products, as from time to time shall be ordered by Buyer. Supplier shall furnish the products identified on Exhibit 1.1 hereto, in the form described in Exhibit 1.1 (the "***Products***").

1.2 Product Specifications. Supplier shall supply all Products according to the Specifications in effect as of the date of this Agreement, with such changes or additions to the Specifications of the Products related thereto as shall be requested by Buyer in accordance with this Section or as otherwise agreed in writing by the Parties. All other Products shall be manufactured with such Specifications as the Parties shall agree in writing. "***Specifications***" means, with respect to any Product, the design, composition, dimensions, other physical characteristics, chemical characteristics, packaging, unit count and trade dress of such Product. The Specifications hereby incorporate the Laws and all rules and regulations promulgated thereunder by any governmental authority, including but not limited to the Colorado Department of Agriculture and the Colorado Department of Public Health and Environment. The Products shall not contain any substance or chemical prohibited by such Laws, rules and regulations, and shall not exceed 0.3% delta-9 tetrahydrocannabinol, calculated on a dry weight basis. In addition, Supplier shall comply with the minimum product requirements set forth in Exhibit 1.2 hereto.

1.3 Volume Commitment and Supplier Obligations. Supplier agrees to supply Buyer with the volume of Products specified in Exhibit 1.3 hereto (the ***"Volume Commitment"***).

1.4 Sales of Finished Products; Co-Branding. Supplier and Buyer agree that both Companies shall engage in selling of Finished Products as further provided for herein. In all cases, sales of Finished Products produced by Buyer shall be invoiced through Buyer, with both Supplier and Buyer's name and logo

prominently displayed, and shall be subject to the payment terms provided for in Exhibit 5.1. Supplier is to receive a copy of each invoice issued to customer.

2. PURCHASE ORDERS

2.1 Purchase Orders. Buyer shall furnish to Supplier a binding purchase order in the form of Exhibit 2.1 attached hereto (each, a "***Purchase Order***") for the quantity of the Products which Buyer shall purchase and Supplier shall deliver in accordance with the Purchase Order and this Agreement. Supplier shall acknowledge receipt of such Purchase Order. Each such Purchase Order shall designate the quantity of the Products ordered. In the event of a conflict between this Agreement and a Purchase Order, this Agreement governs.

3. SHIPMENTS AND ACCEPTANCE

3.1 Delivery. Supplier shall deliver all Products DAP (Incoterms 2010) to Buyer's facility as specified in the Purchase Order. Title and risk of loss will transfer from Supplier to Buyer upon delivery of Product to Buyer.

3.2 Inspection; Rejection.

(a) Buyer may inspect the shipment of Product upon receipt to verify such shipment's conformity to the relevant Purchase Order, Laws, and Specifications as of the time the Product was delivered to Buyer. If Buyer determines that any portion or all of any shipment of the Product did not conform to the Purchase Order as of the time it was delivered to Buyer (each non-conforming Product, a "***Defective Product***"), then Buyer shall be entitled to reject such portion or all of any shipment of Product that includes Defective Product. Buyer shall notify Supplier in writing if the shipment of Product includes Defective Product that existed at the time of the delivery of the Products to Buyer. Such notification shall be made as soon as reasonably practicable after discovery of the nonconformity, but not later than thirty (30) days after delivery of the Products. Such notice shall: (i) specify the reasons for rejection, and (ii) contain the testing results and methodology used to determined non-conformance of the Defective Product. If Buyer does not so reject the Products within thirty (30) days after delivery, Buyer shall be deemed to have accepted the Products. After notice of rejection is received by Supplier, Buyer shall cooperate with Supplier in determining whether such rejection is justified. Supplier shall notify Buyer as soon as reasonably possible, but not later than thirty (30) days after receipt of the notice from Buyer, whether it accepts Buyer's basis for rejection. Notwithstanding anything to the contrary, if a portion or all of any shipment of Product has a latent defect that renders such Product a Defective Product prior to the expiry date of such Product and that (a) was not reasonably discoverable within the inspection period specified in this Section 3.2 and (b) was attributable to Supplier's manufacture and/or supply and (iii) did not occur after receipt of such Product by Buyer as described in Section 3.2 (each such defect, a "***Latent Defect***"), Buyer shall promptly, and in no event more than twenty (20) days after the discovery or notification of such Latent Defect, notify Supplier of such Latent Defect. If Supplier accepts Buyer's determination that the Product is a Defective Product or that the Product contains a Latent Defect, then Buyer shall be entitled to the remedies set forth in Section 6.4 hereof. If Supplier does not accept Buyer's determination that the Product is a Defective Product or that the Product contains a Latent Defect, and Buyer does not accept Supplier's conclusion, then Supplier and Buyer shall jointly select an independent Third Party to determine whether it conforms to the Purchase Order (the "Third Party Determination"). The Parties agree that the Third Party Determination shall be final. If the Third Party rules that the Product conformed to the Purchase Order as of the time the Product was delivered to Buyer or that the Product does not contain a Latent Defect, as applicable, then Buyer shall be deemed to have accepted the Product at the agreed upon price and Buyer shall bear the cost of the Third Party Determination. If the Third Party rules that the Product does not conform to the Purchase Order at the time the Product was delivered to Buyer or that the Product contains a Latent Defect, then Buyer shall be entitled

to the remedies set forth in Section 6.4 hereof and Supplier shall bear the cost of such Third Party Determination.

(b) If Buyer ships Finished Products on behalf of Supplier to Supplier's customers, and any such product is returned due to an allegation of defect, Supplier may inspect the product and may assert that any portion or all of any shipment of the Finished Products did not conform to the Specifications as of the time it was delivered to the Purchasing Customer (each non-conforming Finished Product, a **"Defective Finished Product"**), and Buyer agrees with the claim, then Supplier shall be entitled to require a replacement of such portion or all of any shipment of Finished Products that includes Defective Finished Product. Supplier shall notify Buyer in writing if the shipment of Finished Products includes Defective Finished Product that existed at the time of the delivery of the Finished Products. Such notification shall be made as soon as reasonably practicable after discovery of the nonconformity, but not later than thirty (30) days after delivery of the Finished Products. Such notice shall: (i) specify the reasons for rejection, and (ii) contain the testing results and methodology used to determined non-conformance of the Finished Products. After notice of rejection is received by Buyer, Supplier shall cooperate with Buyer in determining whether such rejection is justified. Buyer shall notify Supplier as soon as reasonably possible, but not later than thirty (30) days after receipt of the notice from Supplier, whether it accepts Supplier's basis for rejection. In the event of a dispute between the Parties as to non-conformance of the Finished Products, then the Third Party Determination described in this Section shall control.

4. RECORDS AND AUDIT RIGHTS, PUBLIC STATEMENTS; RECALLS

4.1 Records; Audit Rights. Supplier shall maintain, and shall cause its agents to maintain, all records necessary to comply with all applicable Laws relating to the production, filling, packaging, testing, storage and shipment of Products. ***"Laws"*** means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any governmental entity, but does not include any United States federal law concerning cannabis, including the Controlled Substances Act, 21 U.S.C. §§ 801, et. seq. All such records shall be maintained for such period as may be required by applicable Laws; provided, however, that all records relating to the production, stability and quality control of Products shall be retained until the parties agree to dispose of such records. Buyer and its authorized representatives shall have the right, at Buyer's sole cost and expense, to audit the books and records of Supplier with respect to the Products once per contract year, during normal business hours upon thirty (30) days' prior written notice; provided that Buyer may conduct additional audits if required to address serious production issues or complaints that necessitate reporting to a regulatory authority, in Buyer's discretion, or for any other reasonable cause. Buyer and its authorized representatives shall have the right, at Buyer's sole cost and expense, to inspect and observe, the production, storage, disposal and transportation of the Products four times per contract year, once every quarter calculated on a contract year basis, upon fifteen (15) days prior written notice.

4.2 Public Statements; Use of Parties' Marks. All Finished Products which are sold by or on behalf of the Supplier shall be jointly marked with the logo of both Mile High Labs and Shi Farms. Other than those specific labels, neither party shall use, or authorize others to use, the name, symbols, or marks of the other in any advertising or publicity material or make any form of representation or statement with regard to the services provided hereunder without the explicit written agreement of the other.

4.3 Recalls. Buyer, in Buyer's sole discretion, shall determine whether any Products or Finished Products placed in the market by any party must be withdrawn or recalled from the market. In the event that Buyer determines a recall is necessary, Supplier agrees to comply with the recall procedures set forth in Exhibit 4.3 hereto. ***"Affiliates"*** has the meaning set forth in the federal securities laws of the United States.

5. PRICE, PAYMENT COOPERATIVE ADVERTISING

5.1 Price.

(a) The purchase price for Products supplied hereunder (the ***"Purchase Price"***) shall be calculated in accordance with Exhibit 5.1 and paid in accordance with this Section on net 30 day terms. For purposes hereof "cGMP" means current good manufacturing practices of the FDA and other appropriate agencies, as set forth in 21 C.F.R. Part 111 and all applicable FDA rules, regulations, guides and guidances, as amended from time to time and in effect during the term of this Agreement.

(b) Buyer will pay Supplier amounts due pursuant to this Agreement in accordance with Exhibit 5.1.

5.2 Interest. If a party (or any successor thereto pursuant to the terms of this Agreement) fails to pay in full on or before the date due any payment that is required to be paid under this Agreement, such party (or any successor thereto pursuant to the terms of this Agreement) will also pay to the other Party, on demand, interest on any such amount beginning on such due date at an annual rate (calculated on the basis of a 360-day year) equal to ten (10%) to be assessed from the date payment of the amount in question first became due.

5.3 Taxes.

(a) Supplier and Buyer each shall cooperate with the other party, as reasonably requested by the other party, to minimize or eliminate Taxes to the extent legally permissible, including by making available to such other party any existing resale certificates, exemption certificates or other existing information relevant for such purpose. ***"Taxes"*** means all state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property personal, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(b) If applicable Laws relating to Taxes require Buyer to withhold any Taxes from a payment to Supplier, Buyer shall withhold such Taxes and shall pay the amount withheld to the relevant Taxes authority.

5.4 Cooperative Advertising and IP.

(a) Buyer may, it its sole discretion, establish from time to time cooperative advertising and promotional funds, associations or programs which may be Affiliates of Buyer or unrelated parties (collectively ***"Co-Ops"***) for entities that supply Products or that purchase Finished Products. If Buyer elects to establish a Co-Op it may require Supplier to participate in the Co-Op and pay a fee to the Co-Op (the ***"Co-Op Fee"***). The Co-Op fee shall be equal to three (3%) percent of amount paid by Buyer to Supplier under a Purchase Order. If required by Buyer to pay a Co-Op Fee, Supplier shall pay the Co-Op Fee to the Co-Op within fifteen (15) days of receipt of payment from Buyer under a Purchase Order on each and every Purchase Order after directed to do so by Buyer.

(b) If and when Buyer elects to establish a Co-Op, Supplier grants, authorizes, permits and requires the Co-Op to use Supplier's marks, images and product names and labels, and collateral in its advertising and promotional programs. Review of such advertising and/or promotional materials will be granted to Supplier for reasonable review. Notwithstanding the foregoing, Supplier's rights with respect to the Co-Ops will be limited to reviewing the materials as only Buyer shall have the right to control and approve the Co-Op materials described in this Section.

6. REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties of Supplier. Supplier represents and warrants to Buyer that:

(a) the Products shall be manufactured and packaged in compliance with the provisions of the Laws governing the production, storage and transportation of the Products, including without limitation, laws promulgated by a state specific department of agriculture and the federal Farm Bill (aka as the Agricultural Improvement Act of 2018 as such act may be amended, restated, or reenacted), and;

(b) as of the time any Products are delivered to Buyer and during the shelf life of such Products, such Products shall conform to the Specifications;

(c) upon transfer of the risk of loss of a Product, as provided in Section 3.1, good and valid title to such Product sold hereunder will be conveyed by Supplier to Buyer free and clear of any liens or encumbrances created by Supplier;

(d) Supplier has all necessary corporate power and authority to enter into this Agreement and, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Supplier of this Agreement, the performance by Supplier of its obligations hereunder and thereunder and the consummation by Supplier of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Supplier; and

(e) Supplier is in material compliance with all Laws applicable to its business and operations as presently conducted.

6.2 Representations and Warranties of Buyer.

(a) Finished Products shall be manufactured and packaged in compliance with the provisions of the Laws governing the production, storage and transportation of the Products, including without limitation, laws promulgated by a state specific department of agriculture and the federal Farm Bill (aka as the Agricultural Improvement Act of 2018 as such act may be amended, restated, or reenacted), and;

(b) Buyer represents and warrants to Supplier that Buyer will not make any false claims in any packaging, labeling, advertising or promotional material regarding the Finished Products; and

(c) Buyer has all necessary corporate power and authority to enter into this Agreement and, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer.

6.3 THE WARRANTIES SET FORTH IN SECTION 6.1 OF THIS AGREEMENT ARE THE EXCLUSIVE WARRANTIES GIVEN BY SUPPLIER TO BUYER WITH RESPECT TO THE SALE OF PRODUCTS HEREUNDER, AND ARE GIVEN AND ACCEPTED IN LIEU OF ANY AND ALL OTHER WARRANTIES, GUARANTEES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE WARRANTIES SET FORTH IN SECTION 6.2 OF THIS AGREEMENT ARE THE EXCLUSIVE WARRANTIES GIVEN BY BUYER TO SUPPLIER WITH RESPECT TO THE PURCHASE OF PRODUCTS HEREUNDER, AND ARE GIVEN AND ACCEPTED IN LIEU OF ANY AND ALL OTHER WARRANTIES, GUARANTEES, CONDITIONS AND ANY REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.4 Defective Products. Any Products delivered to Buyer by Supplier which are finally determined to be a Defective Product or contain a Latent Defect in accordance with Section 3.2, shall be replaced at Supplier's expense. Any Finished Products provided by Buyer to Supplier which are finally determined to be a Defective Product or contain a Latent Defect in Accordance with Section 3.2 shall be refunded by Buyer to Supplier or credited to Supplier.

7. PROCESSING

7.1 General. Buyer will process hemp on a commercially reasonable efforts basis within 30 days of accepting the Products as described herein. Buyer expressly disclaims any Finished Products yields or potency.

8. MINIMUM ADVERTISED PRICE POLICY

8.1 General. Buyer will prepare and provide Supplier with a Price List for wholesale sales of Finished Products into the marketplace (the "Price List"). The Price List shall be the then active or currently published price list for Mile High Labs, Inc, as determined in the sole and absolute discretion of Buyer. The Parties agree that they, and their Affiliates and Agents, shall not sell Finished Products at a price below that set forth on the price list, unless otherwise agreed in writing by the Parties. Buyer shall update the price list from time to time and the prices for Finished Products shall be effective prospectively upon delivery of the new price list to Supplier.

8.2 Audit Rights. If any Finished Products are not sold into the market through Buyer, then Buyer and its authorized representatives shall have the right, at Buyer's sole cost and expense, to audit, inspect and examine Supplier's books and financial records twice per contract year, during normal business hours upon seven (7) days' prior written notice to determine compliance with MAPP.

9. FORECAST

9.1 General. Buyer shall use commercially reasonable efforts to provide a forecast of anticipated needs for Products on a monthly basis for a one year period in the form of Exhibit 5 hereto (the "Forecast"). Supplier acknowledges and agrees that the Forecast is merely a good faith estimate of future needs and not a binding commitment on the part of Buyer.

10. COOPERATION ON LAWS

10.1 General. Supplier and Buyer shall comply with all applicable Laws relevant to this Agreement and the subject matter hereof and each party shall actively assist the other in its compliance with same. Buyer shall immediately cease processing of Products and distribution of any Finished Products and any other activity under this Agreement with respect thereto upon written notice by Supplier to the extent reasonably required in Supplier's reasonable discretion in connection with Supplier's efforts to cooperate or comply with any actual or potential government action relevant to any Product or Finished Product.

11. INDEMNIFICATION

11.1 Supplier Indemnification. Supplier shall be responsible for and control Farming, and its own Marketing and Sales. Supplier shall indemnify and hold Buyer harmless from and against any actual incurred Liability, including reasonable attorney's fees and disbursements, arising out of any third party claim for death, injury or damage to property resulting from: (i) Farming, and (ii) its own Marketing and Sales.

11.2 Buyer Indemnification. Buyer shall be responsible for Production. Buyer shall indemnify and hold harmless Supplier from and against any actual incurred Liability, including reasonable attorneys' fees and disbursements, arising out of any third party claim for death, injury or damage to property resulting from Production or its own Marketing and Sales.

11.3 Liability. ***"Liability"*** means, with respect to any person, any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exoneration covenants, obligations under contracts, guarantees, make whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, joint or several, whenever arising, and including those arising under applicable Laws, action, threatened or contemplated action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such actions or threatened or contemplated actions) or order of any governmental entity or any award of any arbitrator or mediator of any kind, including any Liability for taxes.

11.4 Notification of Liability and Process. Any Party seeking indemnification pursuant to this Section 11 shall promptly notify the other Party of the claim as to which indemnification is sought, shall afford the other Party, at the other Party's sole expense, the opportunity to defend or settle the claim (in which case the indemnifying Party shall not be responsible for the attorneys' fees of the indemnified Party with respect such claim) and shall cooperate to the extent reasonably requested by the other Party in the investigation and defense of such claim; provided, however, that any settlement of any such claim that would adversely affect the rights of the indemnified Party shall require the written approval of such indemnified Party; and provided further that an indemnified Party shall not settle any such claim without the written approval of the indemnifying Party.

11.5 Duration of Indemnification. The foregoing indemnification obligations shall survive any termination or expiration of this Agreement, in whole or in part, or the expiration or termination of the Term.

12. TERM AND TERMINATION

12.1 Term. This Agreement shall come into effect on the Effective Date. Unless otherwise terminated as provided in Section 12.2, this Agreement shall remain in force for a period of five (5) years from the Effective Date (for the purpose of this Section 10 the "***Initial Term***"). This Agreement shall renew automatically in one (1) year increments after the Initial Term (each, a "***Renewal Term***" and, collectively with the Initial Term, the "***Term***") unless either party gives written notice to the other of its intention to not renew at least sixty (60) days prior to expiration of the Initial Term or the then applicable Renewal Term.

12.2 Termination.

(a) Insolvency. A party may immediately terminate this Agreement without written notice to the other party, if (i) the other party is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against such it (except for involuntary bankruptcy proceedings which are dismissed within sixty (60) days); (ii) an administrative receiver, receiver and manager, interim receiver, custodian, sequestrator or similar officer is appointed in respect of the other party (collectively, the "***Receiver***") and that party has not caused the underlying action or the Receiver to be dismissed within sixty (60) days after the Receiver's appointment; (iii) the Board of Directors of the other party shall have passed a resolution to wind up that party, or such a resolution shall have been passed other than a resolution for the solvent reconstruction or reorganization of that party; (iv) a resolution shall have been passed by that party or that party's directors to make an application for an administration order or to appoint an administrator; or (v) the other party makes a general assignment, composition or arrangement with or for the benefit of all or the majority of that party's creditors, or makes, suspends or threatens to suspend making payments to all or the majority of that party's creditors.

(b) Default. In the event either party commits a material breach or defaults in the performance or observance of any of the material provisions of this Agreement, and such breach or default is not cured within sixty (60) days after the receipt of notice thereof from the other party specifying such breach or default, the party not in breach or default shall be entitled (without prejudice to any of its other rights) to terminate this Agreement, without additional penalty, termination fee or cost, by giving notice to take effect immediately.

(c) By Buyer. Buyer may, at its sole and absolute discretion, terminate this Agreement with sixty (60) days prior written notice. Should Buyer terminate this Agreement without cause, Buyer will then enter into a separate lease agreement for continued use of Buyer's machinery on Supplier's property. Terms of this lease agreement shall be reasonably negotiated upon receipt of Notice of Termination by Seller, and should Buyer choose to remove the machinery, Buyer will remove the machinery within 90 days of the Notice of Termination.

(d) By Supplier. Supplier may, at its sole and absolute discretion, terminate this Agreement with sixty (60) days prior written notice.

13. EFFECT OF EXPIRATION OR TERMINATION

13.1 Mutual Obligations. Upon expiration or termination of this Agreement pursuant to Section 12 with effect as of the effective date of termination:

(a) the party terminating this Agreement shall be released from all obligations and duties imposed or assumed hereunder except from those provided in Sections 4.1, 4.2, 6, 8, 9, 12 and this Section 13 and Section 25; and

(b) the other party shall lose the benefit of any rights granted in this Agreement, except for those accrued prior to the effective date of termination and those set forth in Sections 4.1, 4.2, 6, 8, 9, 12 and this Section 13 and Section 25.

13.2 Purchase Orders.

(a) Where this Agreement is terminated by Supplier pursuant to Section 12.2(d), Supplier will be entitled, at its option, to fill or cancel any Purchase Orders that were submitted by Buyer prior to such termination. If Supplier elects to fill any such Purchase Orders, Supplier shall use commercially reasonable efforts to fill any such Purchase Orders. If Supplier elects not to fill any such Purchase Orders, Buyer shall reimburse Supplier for the costs (including, but not limited to, raw material costs) incurred in connection with Purchase Orders that Supplier had started to supply prior to the termination of this Agreement and that are canceled by Supplier pursuant to this Section 13.2(a).

(b) Where this Agreement is terminated by Buyer pursuant to Section 12.2(b), or 12.2(c), or 12.2(d), then Buyer shall be entitled, at its option, to cancel any Purchase Orders that were submitted by Buyer prior to such termination, or to have such Purchase Orders filled by Supplier.

13.3 No Release. Termination of this Agreement for any reason whatsoever shall neither be deemed a release, nor shall it relieve either party from any obligation under this Agreement which may have accrued prior thereto.

14. FORCE MAJEURE

14.1 Suspension of Obligations. If by reason of ***"force majeure"***, which shall mean for the purpose of this Agreement (a) acts of God, war, riots, civil unrest, acts of the public enemy, fires, earthquakes, severe weather or storms, or (b) to the extent beyond the reasonable control of the affected party, strikes, labor disputes, labor shortages, product transportation interruptions or shortages, accidents, unavailability of raw materials or supplies, or any act in consequence of compliance with any order of any government or governmental authority, and, in the case of either (a) or (b), the affected party is delayed or prevented from complying with its obligations under this Agreement, such affected party shall promptly give notice to the other party with an estimated date by which the contingency will be removed.

14.2 Termination. To the extent that a party is or has been delayed or prevented by force majeure from complying with its obligations under this Agreement, the other party may suspend the performance of its obligations until the contingency is removed. If the party delayed or prevented from complying with its obligations under this Agreement cannot permanently remove the contingency, or if the contingency affecting such party results in a delay extending beyond three (3) months, the other party (upon notice) shall have a right to terminate this Agreement and Section 13, subject to Section 6.4, if applicable, shall apply, with the party delayed or prevented from complying with its obligations under this Agreement deemed to be the non-terminating party.

15. NOTICES

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when transmitted if telecopied (which is confirmed) or sent via email, (c) upon receipt, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) the day after it is sent, if sent for next-day delivery to a domestic address by overnight mail or courier, to the parties at the following addresses:

If to Supplier, to:

Thomas Gallo
EWSD, LLC
214 39th Lane
Pueblo, CO 81006

Phone: 732-737-1112

Email: tgallo@notis.global

If to Buyer, to:

Bradley W. Colmer, Esq.
Mile High Labs, Inc.
1011 Walnut Street
Suite 200
Boulder, CO 80302
Email: b.colmer@milehighlabs.com

provided, however, that if any party shall have designated a different address by notice to the others, then to the last address so designated.

16. ASSIGNMENT

Neither party may assign its rights and obligations under this Agreement without the other party's prior written consent. Any attempted assignment in contravention of the foregoing shall be void. Subject to the terms of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. For avoidance of doubt, in the event of a Change in Control of either party, the Agreement shall continue in force and effect and both parties shall be subject to the terms, covenants and provisions in the Agreement. A ***"Change of Control"*** shall mean a change in control of either party (and not any person or entity that hereafter becomes a successor to all or substantially all of the business or assets of such party by reason of a Change of Control) and shall be deemed to have taken place if: (i) a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of the capital stock of either party having more than 50% of the total number of votes that may be cast for the election of directors of the entity, (ii) the sale or other disposition (excluding mortgage or pledge) of all or substantially all of the assets of the party, or (iii) the merger or other business combination of the party with or into another corporation or entity pursuant to which the party will not survive or will survive only as a subsidiary of another corporation or entity, in either case with the stockholders of the party prior to the merger or other business combination holding less than 50% of the voting shares of the merged or combined companies or entities after such merger or other business combination.

17. NO WAIVER

The failure of either party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.

18. RELATIONSHIP OF THE PARTIES

Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Supplier and Buyer, or to constitute one as the agent of the other. Both parties shall act solely as independent contractors, and nothing in this Agreement shall be construed to give either party the power or authority to act for, bind, or commit the other party.

19. HEADINGS, INTERPRETATION

The headings of sections of this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement in any way. Words denoting the singular shall include the plural and vice versa; words denoting any gender shall include all genders; and words denoting persons shall include bodies corporate, and vice versa.

20. SEVERABILITY

If any term, provision, covenant, or restriction of this Agreement is to any extent illegal, otherwise invalid, or incapable of being enforced, such term shall be excluded to the extent of such invalidity or

unenforceability; all other terms hereof shall remain in full force and effect; and, to the extent permitted and possible, the invalid or unenforceable term shall be deemed replaced by a term that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term. If application of this Severability provision should materially and adversely affect the economic substance of the transactions contemplated hereby, the Party adversely impacted shall be entitled to compensation for such adverse impact, provided the reason for the invalidity or unenforceability of a term is not due to serious misconduct by the party seeking such compensation.

21. ENTIRE AGREEMENT; AMENDMENT OR MODIFICATION

This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both parties hereto. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of both parties.

22. FORMS

The parties recognize that, during the Term, a Purchase Order, acknowledgement form or similar routine document (collectively "***Forms***") may be used to implement or administer provisions of this Agreement. Therefore, the parties agree that the terms of this Agreement will prevail in the event of any conflict between this Agreement and the printed provision of such Forms, or typed provisions of Forms that add to, vary, modify or are at conflict with the provisions of this Agreement with respect to Products or Finished Products sold hereunder during the Term.

23. GOVERNING LAW

This Agreement is governed by and construed and enforced in accordance with the laws of the State of Colorado, without giving effect to any conflict or choice of law provision that would result in imposition of another state's Laws. THE PARTIES ACKNOWLEDGE THAT (A) COLORADO HAS PASSED AMENDMENTS TO THE COLORADO CONSTITUTION AND ENACTED CERTAIN LEGISLATION TO GOVERN THE MARIJUANA AND HEMP INDUSTRIES AND (B) THE POSSESSION, SALE, MANUFACTURE, AND CULTIVATION OF MARIJUANA, AND PRODUCTS DERIVED FROM MARIJUANA ARE ILLEGAL UNDER FEDERAL LAW. THE PARTIES WAIVE ANY DEFENSES BASED UPON INVALIDITY OF CONTRACTS FOR PUBLIC POLICY REASONS AND/OR THE SUBSTANCE OF THE CONTRACT VIOLATING FEDERAL LAW.

24. MANDATORYARBITRATION

24.1 Arbitration. Any dispute, claim, interpretation, controversy, or issues of public policy arising out of relating to this Agreement, including the determination of the scope or applicability of this Section (collectively "Dispute"), except as otherwise specifically provided herein, will be determined exclusively by arbitration held in Denver, Colorado, and will be governed exclusively by the Colorado Revised Arbitration Act, §§ 13-22-201, et seq., C.R.S. (the "CRAA"). The arbitrator will be selected from the roster of arbitrators at Judicial Arbiter Group, Inc. in Denver, Colorado ("JAG"), unless the Parties agree otherwise. If the Parties do not agree on the selection of a single arbitrator within ten days after a demand for arbitration is made, then the arbitrator will be selected by JAG from among its available professionals. Arbitration of all disputes and the outcome of the arbitration will remain confidential between the Parties except as necessary to obtain a court judgment on the award or other relief or to engage in collection of the judgment. If a Party brings an action to enforce the provisions of this Agreement, the prevailing Party will be entitled to recover its reasonable attorneys' fees and expenses incurred in such action from the non-prevailing Party.

24.2 Jurisdiction. The Parties irrevocably submit to the exclusive jurisdiction of the state courts located in Denver, Colorado, with respect to this Section 24 to compel arbitration, to confirm an arbitration award or order, or to handle court functions permitted under the CRAA. The Parties irrevocably waive defense of an inconvenient forum to the maintenance of any such action or other proceeding. The Parties may seek recognition and enforcement of any Colorado state court judgment confirming an arbitration award or order in any United States state court or any court outside the United States or its territories having jurisdiction with respect to recognition or enforcement of such judgment.

24.3 Removal; Waiver. The Parties waive: (i) any right of removal to the United States federal courts and (ii) any right in the United States federal courts to compel arbitration, to confirm any arbitration award or order, or to seek any aid or assistance of any kind.

26. SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT

In the event the Property is, will be, or has been encumbered by a mortgage or deed of trust or other security instrument of any kind (a "Supplier Mortgage"), Supplier, for any existing Supplier Mortgage or immediately prior to the creation of any new encumbrance created after the date this agreement is fully executed, shall obtain from the holder of each such Supplier Mortgage a fully-executed subordination, non-disturbance and attornment agreement (a "SNDA") in recordable form, which shall be prepared or approved by Buyer. The holder of every such Mortgage shall, in the SNDA, agree that in the event of a foreclosure or similar proceeding, or conveyance in lieu of foreclosure of Supplier's interest in the Premises, such Mortgage holder shall recognize and confirm the validity and existence of this Agreement and Buyer shall have the right to continue its use and occupancy of the Premises (and shall not have its installed equipment or other personal property seized, damaged, or otherwise impacted in any way) in accordance with the provisions of this Agreement, provided Buyer is not in default of this Agreement beyond applicable notice and cure periods.

****

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above mentioned.

EWSD, LLC

By: [signature]

Name: THOMAS A. Gallo

Title: Executive Director

MILE HIGH LABS, INC.

DocuSigned by:

By: Jason M. Roth

Name: Jason M. Roth

Title: Chief Executive Officer



EXHIBIT 1.1

Dried hemp in totes of five hundred (500) or more lbs.

EXHIBIT 1.2

The Products must be dried to less than 15% moisture content. The Products must be: (i) no less than 5% CBD by wet weight, and (ii) the THC content must be below 0.3% on a dry weight basis. The Products shall be of good and merchantable quality, free of significant quantities of contaminants, pesticides, molds, mildew, filth, fungus, and microbes.

EXHIBIT 1.3

Supplier agrees to supply the Buyer with a minimum of 500,000 lbs of Products yielded from the acreage grown on the company's Pueblo, Colorado farm(s) as well as additional farms under Supplier's cooperative program. Supplier further agrees that it shall maintain an adequate sales force to produce satisfactory sales revenues of Finished Products produced by Buyer.

EXHIBIT 2.1

Purchase Order Form

To: (Name and address)	**Ordered by:** **Mile High Labs Inc.** 697 N. Denver Ave, #132 Loveland, CO 80537 United States
Date of Order:	**Purchase Order Number:**
Delivery Date Requested:	

ORDER DETAILS

Quantity	Unit	Item Number SPEC	Description	Unit Price	Total
				TOTAL:	

SPECIAL INSTRUCTIONS TO SUPPLIER

This Purchase Order is submitted as a part of a certain Supply Agreement (the "Agreement") between Mile High Labs Inc. and Supplier. The Purchase Order is an offer by Buyer to purchase Products from Supplier in accordance with and subject to the terms herein and the Agreement. All of the terms and conditions of the Agreement shall control in the event of any conflict between the terms of this Purchase Order and the Agreement. Undefined terms shall have the meaning ascribed to them in the Agreement. In fulfilling the Purchase Order, Supplier is bound by the terms, conditions and restrictions in the Agreement which shall also apply to any replacement Products provided hereunder. Finally, any disputes between the Parties over the terms of this Purchase Order will be settled in accordance with the resolution process set forth in the Agreement.

Buyer: ______________________ **Date:** ______________

EXHIBIT 4.3

Author	Department Approver	Quality Approver
Signature:	Signature:	Signature:
Print Name:	Print Name:	Print Name
Date	Date	Date

I. Purpose

This procedure describes the process for handling recalls at Mile High Labs if needed.

II. Scope

The procedure covers the steps to cover a recall for products sold by Mile High Labs. This SOP also covers steps taken annually for conducting a mock audit.

III. Responsibilities

- Office Manager is responsible for ensuring al the steps are followed for recalling a product made by Mile High Labs. Recalls are handled by subject matter experts and Mile High Labs management.
- Management is responsible for training all employees on this procedure.

IV. Definitions (defined by FDA)

- CLASS I RECALL – a health hazard situation where there is a reasonable probability that the use of the product will cause serious, adverse health consequences or death
- CLASS II RECALL -- a health hazard situation where there is a remote probability of adverse health consequences from the use of the product
- CLASS III RECALL -- situation where the use of the product will not cause adverse health consequences

V. Procedure

1. Recall Steps

Step	Action
1	In the event a product sold by Mile High Labs presents a health risk to the general public due to the fact it is contaminated, adulterated or misbranded, a recall of that product may be necessary. A recall may be initiated internally, by a supplier or by a regulatory agency.

2 If an event occurs, any employee may initiate this process by notifying a member of management. This should be completed immediately if a suspect situation occurs.

3 In the event a potential recall situation is discovered internally or externally, complete Incident Form and convene the Recall Team. The following information will be recorded on incident form Product name, lot(s), item number; person/entities reporting and contact information; suspected reason for recall and level of distribution.

Title	Role	Responsibility
CEO	Officer of Mile High Labs & Public Relations	FDA contact and recall decisions; Media person/press releases
Office Manager	Recall Coordinator & Customer Service	Document recall and report on accounta Manage Supply Chain; Product Account Letters to Customers; Reponses to Custome
Quality Manager	Recall Team	Quality records
Production	Recall Team	Batch records and shipping records
FDA Compliance Group LLC	GMP Consultant	Assist in recall classification and process W www.fdacg.com
FDA	Division of Human & Animal Food Operations West IV	Building 20, Denver Federal 6th Avenue & Kipling Street PO Box Denver, CO 8022 Phone: 303-236-3045 Fax: 303-23 orahafwest4recalls@fda.hhs.gov

4 The Recall Team meets and reviews the incident to determine the necessity of a recall and the classification. The FDA may be notified for Class I recalls. The need for a recall and notification of the FDA is at the discretion of the officers of the Mile High Labs, legal counsel and outside consultation.

5 If the FDA is to be notified, notification will take place by phone via contact information listed in FDA notification section once the recall strategy is developed.

6 The level of distribution will be determined through a review of inventory and shipping records. A list of all distributed product, quantities and lots will be obtained. The list will include the distribution locations and customer contact information.

7 This list is generated by Production designee by reviewing batch records and shipping records.
Letters will be sent to customers by Office Manager regarding the recall situation. See Part 2 for sample letters.

8 If applicable, customers will be notified in writing and may also be notified by phone. All notifications will be documented (copies of letters or emails saved, phone calls documented).
The customer will be asked to return a response letter (see sample letter), indicating the product whereabouts. Shipping Labels will be provided as needed for customer returns.

9	Product will be returned per Return SOP. If FDA has been notified, product cannot be destroyed until approval has been given by FDA.
1	Returned product will be labeled "RECALL" and quarantined from other products. A special quarantine area will be designated at 3rd party warehouse if needed. All destruction must be documented on a Destruction Form.
1	Office manager performs an accounting of the product. Accounting should be as close to 100% as possible. Samples, product returns and product losses should all be considered and documented. The situation will be investigated per the Incident form and a root cause will be determined. Corrective Actions and Preventative Actions will be documented and implemented. Office Manager or designee will maintain notes of all Recall Team meetings.
1	Termination of the recall will be documented. The recall may be terminated when: • All product is accounted for and destroyed. • Notification is received from the FDA
1	Mock recalls are conducted annually to assess the effectiveness of the program. The results of the mock recall are outlined in a memo which includes a summary pages and copies of all supporting documents. The mock audit shall account for 100% of the item recalled and should be completed within 2 hours.

2. Notification Letter Examples

Customer Notification Letter

CUSTOMER NOTIFICATION OF RECALL <issue on Mile High Labs letterhead>

URGENT: <Product Name and Code> RECALL

<Date>

<Contact name or Dept.>

<Firm Name>

<Address>

<City/state/zip>

Dear < >:

This is to inform you of a product recall involving:

<PRODUCT NAME, PRODUCT CODE, LOT #s>

This recall has been initiated due to <problem>. Use of this product may <include any potential health hazard>.

This product was shipped to you on <date>. <Shipping dates, product code, lot #s, quantity>

Immediately examine your inventory and quarantine product subject to recall. In addition, if you have further distributed this product, please identify your customers and notify them at once of this product recall. Your notification to your customers may be enhanced by including a copy of this recall notification letter. Please have your customers return all recalled product to <MILE HIGH LABS>. at <address>.

This recall should be carried out to the <wholesale>, <retail>, <consumer>, <user> level.

Your assistance is appreciated.

Please complete and return the enclosed response form as soon as possible.

If you have any questions, call **<PHONE ##>**

<This recall is being made with the knowledge of the Food and Drug Administration. >

Sincerely,

<NAME>

<TITLE>

<ADDRESS>

<PHONE>

Return Response Letter

CUSTOMER NOTIFCATION OF RECALL RETURN RESPONSE FORM <issue on Mile High Labs letterhead>
<insert product>
<insert lot numbers>
Please check ALL appropriate boxes.
ﻕ I have read and understand the recall instructions provided in the <**date**> letter.
ﻕ I have checked my stock and have quarantined inventory consisting of _____ **<units>**.
ﻕ Indicate disposition of recalled product:
ﻕ returned **(specify quantity, date and method)**/held for return;
ﻕ relabeled/repackaged (**specify quantity and date)**
ﻕ quarantined (**specify quantity**);
ﻕ sold (**specify date and quantity**)
ﻕ I have identified and notified my customers that were shipped or may have been shipped this product by **(specify date and method of notification**); **<or>**
Attached is a list of customers who received/may have received this product. Please notify my customers.
Any adverse events associated with recalled product? ﻕ Yes ﻕ NO
If yes, please explain: ______________________________
Name: ______________________________
Title: ______________________________
Tel. number: ( ) ______________________________
Firm name: ______________________________
Address: ______________________________

VI. Document History

Revision:	Reasons for Change:	Effective Date
00	Original	04/10/18
01	Added details on Mock Recall in Step 13.	See page 1.

EXHIBIT 5

MONTH	ESTIMATED VOLUME REQUIRED (IN LBS.)
1	41,667
2	41,667
3	41,667
4	41,667
5	41,667
6	41,667
7	41,667
8	41,667
9	41,667
10	41,667
11	41,667
12	41,667

EXHIBIT 5.1

FINISHED PRODUCT PAYMENT TERMS

Buyer and Supplier agree to the following payment terms for Finished Products produced out of the MHL_SHI extraction facility, recognizing that Supplier Sourced Product shall be defined as that certain biomass resulting from Harvest Year 2019, regardless of when processed. Therefore, any and all biomass produced by Customer and provided to Processor from the Fall, 2019 Harvest will be deemed part of the 25% production, regardless of Processing Date. Proceeds not included in that biomass may include biomass sourced from other farms by Customer and any biomass which results from Harvest Years 2020 onward.

For Supplier Sourced Product Harvested Through November 30, 2019:

1. For Supplier sourced Product (and resulting Finished Products derived from such Supplier sourced Product), up to the first twenty-five percent (25%) of the joint extraction facility's actual production, Supplier shall receive twenty percent (20%) of all revenues (price the customer pays minus credit card or other payment processing fees if applicable) derived from sales of such Finished Product(s), whether sold by Supplier or Buyer. Provided that, for the minimum requirement of 500,000 lbs of Supplier sourced Product, Supplier shall be provided a guaranteed minimum of 20% of all revenues derived from the first 500,000 lbs of Supplier sourced Product sold to Buyer regardless of whether that number exceeds 25% of the joint facility's actual production. Supplier is to receive payment for commissions due and received by Buyer on the 15th and 30th of each month.

2. For all Supplier sourced Product (and resulting Finished Products derived from such Supplier sourced Product) after the first twenty-five percent (25%) of the joint extraction facility's actual production, as well as for any Finished Products derived from Product(s) not sourced through Supplier, Supplier shall receive one and a half percent (1.5%) of all revenues (price customer pays minus credit card or other payment processing fees if applicable) derived from the sales of such Finished Product(s), whether sold by Supplier or Buyer. Supplier is to receive payment for commissions due and received by Buyer on the 15th and 30th of each month, and shall be trued up quarterly to account for Supplier's allocation of the joint facility's actual production.

3. Buyer and Supplier agree that, for up to the twenty-five percent (25%) of the joint extraction facility's production dedicated to Supplier sourced Product, Supplier shall be entitled to 50% of the by-product(s) left over from the purification process at no cost to Supplier.

<u>For Supplier Sourced Product Harvested After December 1, 2019:</u>

1. For Supplier sourced Product (and resulting Finished Products derived from such Supplier sourced Product), up to the first twenty-five percent (25%) of the joint extraction facility's actual production, Supplier shall receive twenty percent (20%) of all revenues (price customer pays minus credit card or other payment processing fees if applicable) derived from sales of such Finished Product(s), whether sold by Supplier or Buyer. Provided that,

for the minimum requirement of 500,000 lbs of Supplier sourced Product, Supplier shall be provided a guaranteed minimum of 20% of all revenues derived from the first 500,000 lbs of Supplier sourced Product sold to Buyer regardless of whether that number exceeds 25% of the joint facility's actual production. Supplier is to receive payment for commissions due and received by Buyer on the 15th and 30th of each month.

2. For all Supplier sourced Product (and resulting Finished Products derived from such Supplier sourced Product) after the first twenty-five percent (25%) of the joint extraction facility's production, as well as for any Finished Products derived from Product(s) not sourced through Supplier, Supplier shall receive one and a half percent (1.5%) of all revenues (price customer pays minus credit card or other payment processing fees if applicable) derived from the sales of such Finished Product(s), whether sold by Supplier or Buyer. Supplier is to receive payment for commissions due and received by Buyer on the 15th and 30th of each month, and shall be trued up quarterly to account for Supplier's allocation of the joint facility's actual production.

3. Buyer and Supplier agree that, for up to the twenty-five percent (25%) of the joint extraction facility's production dedicated to Supplier sourced Product, Supplier shall be entitled to 50% of the by-product(s) left over from the purification process at no cost to Supplier.